UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to §240.14a-12

VISUAL SCIENCES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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The following is the form of communication that was delivered by Visual Sciences, Inc.’s Chief Executive Officer, James W. MacIntyre, IV, to its clients on October 25, 2007:
Dear Visual Sciences clients,
I am excited to tell you that a short time ago we announced that Visual Sciences has entered into an agreement to be acquired by Omniture, Inc. The press release announcing this acquisition is available for review on our website.
Until regulatory review of the acquisition is complete and the transaction closes, both companies will continue to operate independently and will continue to compete in the marketplace. This means that we will continue to deliver the products, service and support that your businesses can rely on. We understand that you will have questions about the future of the products lines. Future direction for products will be determined following the closing of the transaction and after comprehensive planning and feedback from customers and partners. Be assured that our paramount concern is ensuring that the investments of Visual Sciences’ clients are preserved.
It is our strong belief that the transaction will provide you, our valued clients and partners, with a more expansive product offering and an overall increase in resources as our two organizations come together.
We look forward to continuing to serve you through this next period of time and well into the future as we embark on an exciting new phase for our business.
If you have any questions, please don’t hesitate to contact us.
Sincerely,
Jim MacIntyre
CEO
Visual Sciences, Inc.

Cautionary Statement Regarding Forward-Looking Statements
This document contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements contained in this document include statements about future financial and operating results, the proposed Omniture/Visual Sciences transaction, market growth opportunities and benefits to customers, partners, employees and investors. These statements are not guarantees of future performance, involve certain risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed herein. For example, if either of the companies does not receive required stockholder approvals or fails to satisfy other conditions to closing, the transaction will not be consummated. In any forward-looking statement in which Visual Sciences expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will result or be achieved or accomplished. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: failure of either the Omniture or Visual Sciences stockholders to approve the proposed merger, and other economic, business, competitive, and/or regulatory factors affecting Visual Sciences’ business generally, including those set forth in Visual Sciences’ most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections, and its Current Reports on Form 8-K and other SEC filings. Visual Sciences is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.
Additional Information and Where to Find It
Omniture intends to file with the SEC a Registration Statement on Form S-4, which will include a joint proxy statement/prospectus of Omniture and Visual Sciences and other relevant materials in connection with the proposed transaction. The joint proxy statement/prospectus will be mailed to the stockholders of Omniture and Visual Sciences. Investors and security holders of Omniture and Visual Sciences are urged to read the joint proxy statement/prospectus and the other relevant materials when they become available because they will contain important information about Omniture, Visual Sciences and the proposed transaction. The joint proxy statement/prospectus and other relevant materials (when they become available), and any other documents filed by Omniture or Visual Sciences with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Omniture by contacting Omniture’s Investor Relations at ir@omniture.com or via telephone at (801) 722-7037. Investors and security holders may obtain free copies of the documents filed with the SEC by Visual Sciences at vscn@marketstreetpartners.com or via telephone at (858) 546-0040 x387. Investors and security holders are urged to read the joint proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction.
Omniture and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Omniture and Visual Sciences in favor of the proposed transaction. Information about the directors and executive officers of Visual Sciences and their respective interests in the proposed transaction will be available in the joint proxy statement/prospectus.
Visual Sciences and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Visual Sciences and Omniture in favor of the proposed transaction. Information about the directors and executive officers of Omniture and their respective interests in the proposed transaction will be available in the joint proxy statement/prospectus.